Exhibit 99.1

Tesla Motors, Inc. – Third Quarter 2012 Shareholder Letter

•      Over 250 Model S deliveries in Q3, exceeding target upper bound

•      Successful transition to volume production

•      Supercharger network launched, enabling convenient long distance driving

•      Store & service center openings accelerate

•      Model S named AUTOMOBILE Magazine’s Automobile of the Year, Yahoo! Autos Car of the Year and a TIME Magazine Invention of the Year

•      Record new Model S reservations

November 5, 2012

Dear Fellow Shareholders,

The third quarter was a fundamental turning point for Tesla as we successfully transitioned to a mass production car company, growing from manufacturing 5 cars per week at the beginning of the quarter to 100 cars per week by the end. That rate has doubled since last month and is now at over 200 cars per week or 10,000 cars per year, which is at the critical threshold needed for Tesla to generate positive operating cash flow. One month from now, we expect Tesla to double production again and achieve the target rate of 400 cars per week or 20,000 per year. Despite many short term costs associated with the ramp, Tesla nonetheless expects to get approximately halfway to the 25% gross margin target by end of year.

During the quarter, we also increased the number of showrooms and service centers in the United States by almost 30% and launched the Supercharger network. Our breakthrough charging technology fundamentally changes the traditional notions of recharging, making it easy and convenient to travel long distances. By placing solar panels over existing highway rest stop parking spaces where we pay little to no rent, our Supercharger operating costs are so low that we are able to offer free, sustainably powered long distance travel to Model S customers. This system makes long distance trips in an electric car better than, not merely on par with a gasoline car. All it takes is one road trip where you didn’t have to stop at a gas station, immerse yourself in fumes and pay $100 to fill your tank to appreciate the difference.

Ramping High Quality Production

In Q3, we produced almost 350 and delivered over 250 Model S sedans to our customers, all while maintaining very high build quality levels. Every review of the Model S has been positive, and there have been no recalls. We also resolved a myriad of supply chain issues in Q3 and are continuing to work with our suppliers to improve the timely and efficient delivery of parts.

As our supply chain and internal manufacturing processes improved, production has continued to ramp into Q4, with over 200 cars produced this past week. Absent short term cost inefficiencies, such as expediting parts delivery and the learning curve of new employees, we are now at a production rate capable of generating positive operating cash flow. Given Tesla’s rate of progress over the past few months, we are confident of being able to deliver 2,500 to 3,000 Model S vehicles in Q4 and over 20,000 in 2013.

General Assembly Trim Line

A Great Car That Improves Over Time

Model S continues to accumulate accolades from automotive reviewers. Numerous publications took Model S for extended drives and conducted independent performance tests. Automobile Magazine and Yahoo! Autos were so impressed that they recently named Model S as their Car of the Year for 2013. Others independently verified (or surpassed) our claims about Model S. Edmunds achieved a 0 – 60 mph time of 4.3 seconds from Model S Performance, which was faster than our advertised time, and The New York Times was able to achieve a 300.1 mile range during its test drive. Automobile Magazine also drag raced a Model S Performance against a 2013 BMW M5 (Model S won). Multiple objective critics are saying that the Model S is not simply the best electric car, but the best car of any kind. We are at a turning point in history where, for the first time, a purely electric car is a better product than any gasoline car.

Model S captures AUTOMOBILE Magazine’s Automobile of the Year for 2013

and Yahoo! Autos Car of the Year!

As good as these reviews are today, we believe they are likely to get even better. Unlike any car before it, Model S is upgradeable. Tesla drivers experience a vehicle that offers enhanced user functionality over time.

Easy to Update Software

For example, in response to customer ideas, our October software release introduced an optional creep feature for those who prefer the feel of slight movement once the brake is released. We also released driver configuration settings which store almost 20 different settings for multiple drivers, added functionality to the entertainment system and introduced a beta version of a mobile phone application. Since Model S has been designed to permit over-the-air software updates, existing customers improved their Model S simply by selecting the “install now” button. With upgradability like this, Model S is truly a great car that improves over time.

While our software teams are dreaming up even more functionality, other Tesla teams are working to enhance Model S and introduce it to the global market. Our Canadian and European homologation efforts are progressing according to plan, with EU regulatory approval expected early next year. We are preparing for deliveries of the 60 kWh car later this year and expect EPA certification shortly. Deliveries of the 40 kWh battery version should begin in Q1 next year.

Tesla’s Supercharger Network: Changing the Game

In September, we unveiled our Supercharger network. Our internally developed and manufactured Supercharger is substantially more powerful than any charging technology to date, providing almost 100 kilowatts of direct DC power to Model S. This enables Model S owners to regain up to 165 miles of range in 30 minutes with the 85 kWh car, about the time needed for travelers to refresh or grab a meal. This marks an inflection point in electric vehicle convenience for long distance traveling. Our initial Supercharger network already covers all common long-distance routes in California, enabling convenient and free driving throughout the state, as well as to Las Vegas or Lake Tahoe. East coast travel all the way from Boston to Washington, DC, will be enabled next month. Recently, one of our Los Angeles based customers was so excited to take delivery of his Model S that he hopped on a plane to our factory in the San Francisco Bay area, took delivery of his car and used the Supercharger network to cover almost 400 miles needed to get back home, all in the same day!

Supercharger in Hawthorne, CA

Over time, all Superchargers will be equipped with a solar panel canopy, enabling Tesla to provide electricity for long distance travel at negligible marginal cost. This enables us to offer free, unlimited access to the network. For the first time, recharging our cars can be done at zero cost to the driver and the environment! This can save a Model S owner thousands of dollars over their ownership period.

We are planning to methodically expand the Supercharger network. By the end of next year, we plan to install Superchargers in high traffic corridors across the continental United States, enabling fast, free, purely electric travel from Vancouver to San Diego, Miami to Montreal and Los Angeles to New York.

Building for the Future

We continue to open showrooms and service centers to put infrastructure in place to support a broader base of Model S customers. Since the beginning of Q3, we have opened up showrooms in seven new locations, including Long Island, New York, Paramus, New Jersey, and Boston, Massachusetts. There are now 29 showrooms around the world. We plan to open five more showrooms this year at strategic locations in North America, including Miami, Florida, Morristown, New Jersey, and McLean, Virginia. This year, we have welcomed over 1.8 million visitors to our eighteen showrooms across the United States.

In addition, we continue to aggressively expand our network of service centers, and are on plan to nearly double our service locations around the world. By the end of this year, over 85% of all Model S reservation holders in North America will be within 50 miles of a Tesla Service Center, and 92% will be within 100 miles. Offering outstanding service is a top priority at Tesla.

Garden State Mall – New Jersey

The EU press drive event in October kicked off official marketing of the Model S outside of the United States. Increasing international marketing efforts will pave the way for an acceleration of store and service center openings. As occurred in the United States, Tesla will start deliveries in Europe during the first half of next year with the Signature Series, all of which have been reserved for months.

With growing public exposure of Model S, we continue to set records for new reservations. In Q3, we received almost 2,900 new reservations, over 30% more than the prior record in Q2. As we began converting our early reservations into firm, non-refundable orders, cancellations increased as well. The net effect still demonstrated a continued growth in our net reservation count to over 13,200, up from 11,500 at the end of Q2. We expect Q4 to set a new high water mark in net reservations.

Quarterly Results

Our Q3 revenues were $50 million, an 88% increase from the prior quarter, which reflects ramping deliveries of Model S, continued sales of the remaining Roadsters internationally, and an increase in powertrain component sales to Toyota for the RAV4 EV. We delivered 253 Model S and 68 Roadsters in the quarter. Limited development services revenue was recognized in the quarter; however, progress on the full electric powertrain for the Mercedes Benz EV continues on schedule.

Gross margin for Q3 was negative 17%, in line with previous guidance, primarily because the cost of automotive sales reflects the full burden of operating our Tesla factory allocated over a limited number of vehicles produced, along with launch-related variable cost inefficiencies.

Research and development (R&D) expenses were $55 million on a non-GAAP basis and $62 million on a GAAP basis. The 19% sequential decrease in non-GAAP R&D expenses was primarily due to the shift of manufacturing expenses from R&D into cost of revenues as the Tesla Factory became fully operational.

Selling, general and administrative (SG&A) expenses were $32 million on a non-GAAP basis and $38 million on a GAAP basis. A modest increase in expenses for the expansion of our store network and service infrastructure was partially offset by a decline in general and administrative expenses.

Our non-GAAP net loss for the quarter was $97 million, or $(0.92) per share, and GAAP net loss was $111 million, or $(1.05) per share, based on 105.6 million weighted common shares outstanding.

Capital expenditures were about $69 million in Q3, as we continued to build out the Tesla Factory and made final tooling payments to suppliers of Model S components. Most of the remaining tooling payments are expected to be made in Q4 based on our supplier terms.

We concluded the quarter with total cash of $109 million. This includes short term restricted cash, primarily to prefund the first DoE loan payment due in December 2012. Just after quarter end, we raised $222 million in net proceeds in a follow-on offering. This brought total available cash to $330 million heading into Q4.

We completed our draw down of the $465 million DoE loan facility in Q3. In October, we pre-funded our second loan payment, related to principal and interest due in March of next year. We continue to maintain a strong relationship with the DoE.

Updated 2012 Financial Guidance

We are maintaining our 2012 revenue guidance of $400 – $440 million, including our expectation of approximately 2,500 – 3,000 Model S deliveries to customers in Q4. Towards the end of the quarter, we expect to achieve positive free cash flow (cash flow from operations, inclusive of capital expenditures) in spite of short term cost inefficiencies.

Automotive sales gross margin is expected to improve significantly in Q4 due to higher volumes and planned cost reductions. We are also reaffirming our gross margin target of 25% in 2013 upon achieving the manufacturing efficiencies and planned cost reductions associated with our objective of 20,000 deliveries in 2013.

We expect that R&D spending will be flat in Q4, as we continue with further vehicle development, including introduction of smaller battery packs, and homologation for EU and Asian markets. Selling, general and administrative expenses should rise moderately on a quarterly basis as we continue to increase our vehicle selling and servicing capabilities. We remain on plan for about $240 million of capital expenditures for the year.

Sincerely,

Elon Musk, Chairman, Product Architect and CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its third quarter 2012 financial results conference call beginning at 5:00 a.m. PT on November 5, 2012, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Updated 2012 Financial Guidance” section of this Shareholder Letter; statements relating to the progress Tesla is making with respect to the development, testing, performance, homologation expectations, including European and Canadian homologation expectations, attributes, schedule for the introduction of future options and variants, quality improvements, schedule of development, production ramp and volume expectations of Model S; the ability of our suppliers to supply quality parts consistent with our production ramp of Model S; the ability to achieve vehicle volume, revenue, gross margin, spending, profitability and cash flow targets; the ability of Tesla to produce vehicles in volume at the Tesla Factory in Fremont, California; the schedules related to, the financial results, including the total value expected from, and the expected benefits from working on, the development programs with Daimler and Toyota; our ability to execute multiple product development programs simultaneously; the ability of Tesla customers to save substantial amounts over the duration of their ownership period; the expected growth rate in reservations, and future store, service center and Tesla Supercharger expected costs, openings and expansion plans are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of new vehicle models, specifically Model S and Model X; the risk of delays in the manufacture, production and delivery ramp of Model S; the ability of suppliers to meet quality and part delivery expectations; consumers’ willingness to adopt electric vehicles and electric cars in particular; risks associated with the ability to achieve the expected financial results from the production of powertrain systems for the Toyota RAV4 EV and vehicles for Daimler; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; and Tesla’s ability to execute on its plans for its new interactive retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect the Company’s financial results is included from time to time in Tesla’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in Exhibit 99.1 in our current report on Form 8-K filed on September 25, 2012. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Christina Ra
650-681-5050	Tesla Motors
ir@teslamotors.com	cra@teslamotors.com

For additional information, please visit ir.teslamotors.com.

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Revenues
Automotive sales	$50,023	$22,054	$43,235	$91,323	$115,891
Development services	81	4,599	14,431	15,601	48,976

Total revenues	50,104	26,653	57,666	106,924	164,867

Cost of revenues
Automotive sales	58,865	20,150	32,752	92,947	90,241
Development services	—	1,741	7,690	7,767	20,866

Total cost of revenues (1)	58,865	21,891	40,442	100,714	111,107

Gross profit (loss)	(8,761)	4,762	17,224	6,210	53,760
Operating expenses
Research and development (1)	61,901	74,854	54,083	205,146	147,776
Selling, general and administrative (1)	37,798	36,083	27,618	104,464	76,545

Total operating expenses	99,699	110,937	81,701	309,610	224,321

Loss from operations	(108,460)	(106,175)	(64,477)	(303,400)	(170,561)
Interest income	38	74	80	203	166
Interest expense	(78)	(84)	—	(228)	—
Other income (expense), net	(2,188)	691	(594)	(2,573)	(2,150)

Loss before income taxes	(110,688)	(105,494)	(64,991)	(305,998)	(172,545)
Provision for income taxes	116	109	87	284	377

Net loss	$(110,804)	$(105,603)	$(65,078)	$(306,282)	$(172,922)

Net loss per common share, basic and diluted	$(1.05)	$(1.00)	$(0.63)	$(2.91)	$(1.75)

Shares used in per share calculation, basic and diluted	105,556	105,242	104,077	105,196	99,040

Notes:

(1) Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$471	$78	$171	$556	$506
Research and development	6,356	7,133	3,588	19,421	8,904
Selling, general and administrative	5,648	5,332	4,127	15,752	11,327

Total stock-based compensation expense	$12,475	$12,543	$7,886	35,729	$20,737

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$85,693	$255,266
Short-term marketable securities	—	25,061
Restricted cash - current	22,861	23,476
Accounts receivable	9,164	9,539
Inventory	159,048	50,082
Prepaid expenses and other current assets	7,775	9,414
Operating lease vehicles, net	11,789	11,757
Property and equipment, net	486,248	298,414
Restricted cash - noncurrent	4,688	8,068
Other assets	21,911	22,371

Total assets	$809,177	$713,448

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$190,535	$88,250
Deferred revenue	5,381	5,491
Reservation payments	138,338	91,761
Common stock warrant liability	9,734	8,838
Capital lease obligations	9,466	3,897
Long-term debt	465,048	276,251
Other long-term liabilities	18,550	14,915

Total liabilities	837,052	489,403
Stockholders’ equity (deficit)	(27,875)	224,045

Total liabilities and stockholders’ equity	$809,177	$713,448

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Selected Cash Flow Information
Cash flows used in operating activities	$94,952	$60,981	$21,491	$206,020	$87,276
Cash flows used in investing activities	70,088	19,215	178,170	168,743	191,181
Cash flows provided by financing activities	40,179	72,180	93,609	205,190	392,227

Other Selected Financial Information
Capital expenditures	$68,472	$61,286	$68,844	$197,745	$143,634
Depreciation and amortization	$7,521	$4,348	$4,280	$16,033	12,115

	Sept 30, 2012	June 30, 2012
Cash
Cash and cash equivalents	$85,693	$210,554
Restricted cash - current	22,861	21,960
Restricted cash - noncurrent	4,688	3,973

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30, 2012	June 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Research and development expenses (GAAP)	$61,901	$74,854	$54,083	$205,146	$147,776
Stock-based compensation expense	(6,356)	(7,133)	(3,588)	(19,421)	(8,904)

Research and development expenses (Non-GAAP)	$55,545	$67,721	$50,495	$185,725	$138,872

Selling, general and administrative expenses (GAAP)	$37,798	$36,083	$27,618	$104,464	$76,545
Stock-based compensation expense	(5,648)	(5,332)	(4,127)	(15,752)	(11,327)

Selling, general and administrative expenses (Non-GAAP)	$32,150	$30,751	$23,491	$88,712	$65,218

Net loss (GAAP)	$(110,804)	$(105,603)	$(65,078)	$(306,282)	$(172,922)
Stock-based compensation expense	12,475	12,543	7,886	35,729	20,737
Change in fair value of warrant liability	1,205	(154)	340	896	2,101

Net loss (Non-GAAP)	$(97,124)	$(93,214)	$(56,852)	$(269,657)	$(150,084)

Net loss per common share, basic and diluted (GAAP)	$(1.05)	$(1.00)	$(0.63)	$(2.91)	$(1.75)
Stock-based compensation expense	0.12	0.11	0.08	0.34	0.21
Change in fair value of warrant liability	0.01	(0.00)	0.00	0.01	0.02

Net loss per common share, basic and diluted (Non-GAAP)	$(0.92)	$(0.89)	$(0.55)	$(2.56)	$(1.52)

Shares used in per share calculation, basic and diluted (GAAP and Non-GAAP)	105,556	105,242	104,077	105,196	99,040

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation as well as the change in fair value related to Tesla’s warrant liability. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided above.